Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 24, 2018

relating to

Preliminary Prospectus Supplement dated September 24, 2018

and Prospectus dated August 6, 2018

Registration Statement No. 333-209889

International Flavors & Fragrances Inc.

$300,000,000 3.400% Senior Notes due 2020

$400,000,000 4.450% Senior Notes due 2028

$800,000,000 5.000% Senior Notes due 2048

Pricing Term Sheet

Issuer:	International Flavors & Fragrances Inc.

Securities:

3.400% Senior Notes due 2020 (the “2020 Notes”)

4.450% Senior Notes due 2028 (the “2028 Notes”)

5.000% Senior Notes due 2048 (the “2048 Notes” and, together with the 2020 Notes and the 2028 Notes, the “Notes”)

Format:	SEC registered

Ratings*:	Baa3 (stable) / BBB (stable) (Moody’s / S&P)

Aggregate Principal Amount:	2020 Notes: $300,000,000 2028 Notes: $400,000,000 2048 Notes: $800,000,000

Maturity Date:	2020 Notes: September 25, 2020 2028 Notes: September 26, 2028 2048 Notes: September 26, 2048

Trade Date:	September 24, 2018

Settlement Date:	September 26, 2018 (T+2)

Coupon:	2020 Notes: 3.400% 2028 Notes: 4.450% 2048 Notes: 5.000%

Interest Payment Dates:

2020 Notes: March 25 and September 25 of each year, beginning on March 25, 2019

2028 Notes: March 26 and September 26 of each year, beginning on March 26, 2019

2048 Notes: March 26 and September 26 of each year, beginning on March 26, 2019

Public Offering Price:

2020 Notes: 99.968% of principal amount, plus accrued interest, if any

2028 Notes: 99.912% of principal amount, plus accrued interest, if any

2048 Notes: 99.278% of principal amount, plus accrued interest, if any

Net Proceeds to Issuer (after underwriting discount):	2020 Notes: $298,854,000 2028 Notes: $397,048,000 2048 Notes: $787,224,000 Total: $1,483,126,000

Yield to Maturity:	2020 Notes: 3.417% 2028 Notes: 4.461% 2048 Notes: 5.047%

Benchmark Treasury:	2020 Notes: 2.625% due August 31, 2020 2028 Notes: 2.875% due August 15, 2028 2048 Notes: 3.125% due May 15, 2048

Spread to Benchmark Treasury:	2020 Notes: +60 basis points 2028 Notes: +138 basis points 2048 Notes: +183 basis points

Benchmark Treasury Yield:	2020 Notes: 2.817% 2028 Notes: 3.081% 2048 Notes: 3.217%

Make-Whole Call:	At any time prior to September 25, 2020, in the case of the 2020 Notes, June 26, 2028, in the case of the 2028 Notes, and March 26, 2048 in the case of the 2048 Notes, at a price equal to greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) a discount rate of Treasury Rate plus 10 basis points, in the case of the 2020 Notes, 25 basis points, in the case of the 2028 Notes, and 30 basis points, in the case of the 2048 Notes, plus accrued and unpaid interest to, but excluding, the date of redemption.

Par Call:	At any time on or after June 26, 2028, in the case of the 2028 Notes, and March 26, 2048, in the case of the 2048 Notes, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Special Mandatory Redemption:	If the closing of the merger with Frutarom Industries Ltd. has not occurred on or prior to February 7, 2019, or, if prior to such date, the merger agreement with respect to the merger is terminated, the Company must redeem all of the Notes at a redemption price equal to 101% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

CUSIP / ISIN:	2020 Notes: 459506 AJ0 / US459506AJ06 2028 Notes: 459506 AK7 / US459506AK78 2048 Notes: 459506 AL5 / US459506AL51

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Citizens Capital Markets, Inc. ING Financial Markets LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Standard Chartered Bank

*

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.